Exhibit 10.1

BANK OF AMERICA DIRECT TO CONSUMER LOAN PROGRAM: UMBRELLA AGREEMENT

THIS UMBRELLA AGREEMENT (the “Agreement”) is amended and restated in full as of the 1st day of April, 2006, by and between THE FIRST MARBLEHEAD CORPORATION, a Delaware corporation (“FMC”), and BANK OF AMERICA, N.A., a national banking association having its principal office located in the State of North Carolina (the “Program Lender”).

RECITALS

A.            FMC and the Program Lender have established its Bank of America Direct to Consumer Loan Program (the “Bank of America DTC Program”) to assist students and parents in financing education at private elementary and secondary schools and at various institutions of higher education. Loans made under the Bank of America DTC Program are guaranteed by TERI pursuant to a Guaranty Agreement between Program Lender and The Education Resources Institute, Inc., a Massachusetts non-profit corporation (“TERI”). Pursuant to the Bank of America DTC Program, FMC promotes the expansion of student and parent loan lending activities by agreeing to purchase or cause to be formed one or more special purpose business trusts or other entities (each an “SPE”) to purchase promissory notes (the “Notes”) evidencing Bank of America DTC Loans (as defined below) following origination. The purchase price payable by each SPE for a given pool of Bank of America DTC Loans is funded through issuance and sale by the SPE of certificates or other evidences of indebtedness, or by direct loans to the SPE, in either case the repayment of which is supported or collateralized by the income stream from the Bank of America DTC Loans included in such pool (each such transaction, a “Securitization Transaction”).

B.            FMC has requested that the Program Lender originate and make available for purchase by SPEs from time to time Bank of America DTC Loans and to serve as the sole lending institution participating in the Bank of America DTC Program.

C.            The Program Lender and FMC are parties to a Bank of America Direct to Consumer Loan Program Umbrella Agreement, dated as of June 30, 2003, as amended to date (the “Original Umbrella Agreement”). The parties desire to amend, restate and replace in full the Original Umbrella Agreement with this Agreement to set forth the terms and conditions under which FMC and Program Lender will participate in the Bank of America DTC Program.

NOW, THEREFORE, in consideration of the above Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1.            Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” means any person any other person, directly or indirectly, is in control of, is controlled by, or is under common control with, such person. A person shall be deemed to control another person if the controlling person possesses directly or indirectly, the power to direct or to cause the direction of the management and policies of the other person, whether through the ownership of voting securities, by contract or otherwise.

“Bank of America DTC Loans” shall mean loans (a) made in accordance with and conforming to the requirements of the Program Manual in effect at the time the loans were made, (b) serviced by the Servicer in accordance with Appendix E to the Program Manual (the “Program Guidelines”), (c) covered by and subject to all the benefits of the Guaranty Agreement; and (d) marketed with the Education Maximizer Mark.

“Business Day” shall mean any day other than: (a) a Saturday or Sunday, or (b) a day on which banking institutions in the State of North Carolina are required or authorized by law or executive order to be closed.

“Change in Control” means:

(a)           With respect to the Program Lender, any of the following:

i.      The acquisition by any other entity, individual or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the common stock of the Program Lender and/or other securities which have more than fifty percent (50%) of the combined voting power of the Program Lender’s securities entitled to vote in the election of directors; or

ii.     The sale of all or substantially all of the common stock or assets of the Program Lender to any other entity, individual or group; or

iii.    The reorganization, merger or consolidation of the Program Lender in which the shareholders of Program Lender immediately before such event will not immediately thereafter own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated Program Lender’s voting securities.

(b)           With respect to FMC, any one transaction or a series of transactions within six (6) months of each other in which there is a change of beneficial ownership of more than fifty percent (50%) of the common stock or other equity interests representing the right to elect directors or otherwise determine the management of the company.

(c)           A “Change in Control” shall not include any transactions with an entity which is an Affiliate immediately prior to such transaction.

“Co-Lender Indemnification Agreement” shall mean a mutual indemnification agreement between Program Lender and any other person or entity originating loans which will be pooled with Bank of America DTC Loans in any Securitization Transaction, which mutual indemnification agreement shall be satisfactory in form and substance in all reasonable respects to Program Lender.

“Confidential Information” shall have the meaning given such term in Section 6(a) below.

“Currently Scheduled Termination Date” shall mean May 31, 2008.

“Education Maximizer Mark” shall mean the Education Maximizer mark owned by Program Lender and licensed to FMC under the Education Maximizer License Agreement.

“Education Maximizer License Agreement” shall mean that certain agreement of the same name between Program Lender and FMC in the form attached as Exhibit A, as amended from time to time.

“Effective Date” shall have the meaning given such term in Section 20 below.

“Guaranty Agreement” means that certain agreement of same name between Program Lender and TERI for the Bank of America DTC Program dated June 30, 2003, as amended from time to time.

“Loan Origination Agreement” shall mean the agreement attached as Exhibit B as amended from time to time.

“Note Purchase Agreement” shall mean that certain agreement of that name between Program Lender and FMC for the Bank of America DTC Program in the form attached as Exhibit C.

“Notes” shall have the meaning given such term in Recital A above.

“Program Manual” shall mean a detailed manual setting forth the terms, conditions, eligibility, policies and procedures for the Bank of America DTC Program as the same may be amended from time to time as provided in Section 7 below.

“Proprietary Information” shall have the meaning given such term in Section 6(b) below.

“SPE” shall have the meaning given such term in Recital A above.

“Securitization Transaction” shall have the meaning given such term in Recital A above.

“Servicer” shall mean and refer to PHEAA, or such other servicer as may be approved by FMC and TERI and retained by the holder of Bank of America Direct to Consumer Loans in accordance with the Note Purchase Agreement and the Guaranty Agreement.

“Termination Date” shall mean the earliest to occur of:

(a)           The Currently Scheduled Termination Date;

(b)           The ninetieth (90th) calendar day after delivery by FMC, on the one hand, or the Program Lender, on the other hand, of written notice that the party giving notice has elected to terminate this Agreement for its convenience, provided, however, that notice under this subsection shall not be delivered prior to June 1, 2007;

(c)           The date of delivery by FMC, on the one hand, or the Program Lender, on the other hand, of written notice that the other party has failed to consummate a Securitization Transaction pursuant to the Note Purchase Agreement, notwithstanding that all conditions precedent to such party’s obligation to do so set forth in the Note Purchase Agreement have been satisfied, which failure is not cured within five (5) Business Days;

(d)           The sixtieth (60th) day following the date of delivery by FMC, on the one hand, or the Program Lender, on the other hand, of written notice that the other party has materially breached this Agreement or the Note Purchase Agreement, unless such party cures such breach on or before such sixtieth (60th) day, it being expressly understood and agreed that the failure to make any payment required hereunder shall constitute a material breach;

(e)           Any party hereto shall file any proceeding under the U.S. Bankruptcy Code or similar state insolvency act, or shall be the subject of any involuntary bankruptcy proceeding, including, without limitation, a seizure of assets by the FDIC, which proceeding is not dismissed within sixty (60) days after the filing thereof;

(f)            The date of delivery by FMC or the Program Lender of written notice that there has occurred a Change in Control of the party receiving such notice and that the party giving notice, in its sole and absolute discretion, has elected to terminate this Agreement;

(g)           The date the Guaranty Agreement expires or is not renewed or a TERI Insolvency Event occurs; or

(h)           The date the Guaranty Agreement is terminated by reason of breach thereof by either Program Lender or TERI.

2.             Term of Agreement; Effect of Termination.

a.             This Agreement shall be effective from the Effective Date to but not including the Termination Date. In the event the Termination Date shall occur by reason of:

(i)            Breach of the Guaranty Agreement by either TERI or Program Lender, material breach of the Note Purchase Agreement by FMC or Program Lender, or by the filing of any proceeding under the U.S. Bankruptcy Code by FMC or Program Lender, neither party shall have any further obligations to purchase or sell loans under the Note Purchase Agreement, but the nonbreaching party shall have whatever remedies are provided by the Guaranty Agreement, the Note Purchase Agreement or otherwise by law.

(ii)           The occurrence of a TERI Insolvency Event, by the expiration of or failure to renew the Guaranty Agreement, or for any other reason:

(1)           The Note Purchase Agreement shall remain in full force and effect with respect to Bank of America DTC Loans made prior to the Termination Date; and

(2)           FMC or a designee SPE shall have the right to purchase any such Bank of America DTC Loans, on the terms set forth in the Note Purchase Agreement;

each until the end of the Right of First Refusal Period (as that term is defined in the Note Purchase Agreement) with respect to such Bank of America DTC Loans.

(b)           The following provisions shall survive any termination of this Agreement:  Sections 5, 6 and 19 of this Agreement and Articles V and VIII of the Note Purchase Agreement.

(c)           After notice of termination or expiration of the Note Purchase Agreement is given (including, without limitation, notice of Change of Control), the parties shall meet within seven (7) Business Days to develop a transition plan to deal with applications and approved loans that have not been fully processed and/or funded. Such plan shall require all parties to fulfill any legal commitments already made to borrowers or applicants. Subject in all cases to binding legal rights of borrowers, unless termination notice has been given because of expiration of the Guaranty Agreement, occurrence of a TERI Insolvency Event, breach of the Guaranty Agreement by TERI, breach of the Note Purchase Agreement by FMC, or because of the initiation of a proceeding made under the U.S. Bankruptcy Code or similar proceeding by FMC, and unless otherwise agreed in the transition planning meetings, Program Lender shall continue to process applications until thirty (30) days before the effective Termination Date, approvals shall cease to be granted fifteen (15) days before the Termination Date, and loan disbursements shall be completed not later than ninety (90) days after the Termination Date. In the case of a termination notice given because of expiration of the Guaranty Agreement, occurrence of a TERI Insolvency Event, breach of the Guaranty Agreement by TERI, breach of the Note Purchase Agreement by FMC, or because of the initiation of a proceeding made under the U.S. Bankruptcy Code or similar proceeding by FMC, Program Lender may elect to take only those further actions as are required to fulfill the legal rights of borrowers and applicants.

3.             [Reserved]

4.             Marketing Efforts. Program Lender is responsible for developing marketing materials for distribution to potential borrowers relating to the Bank of America DTC Program. Subject to the confidentiality provisions of Section 6 below, each party hereto agrees to provide such information as may be reasonably required by the other parties in connection therewith. During the term of this Agreement, the Program Lender shall grant to FMC (a) a nonexclusive license to use the Program Lender’s name and logo pursuant to a license agreement between FMC and Program Lender dated as of November 21, 1996, as hereafter amended, and (b) a nonexclusive license to use the Program Lender’s mark “Education Maximizer” pursuant to the Education Maximizer License Agreement.

5.             Other Business; Exclusivity.

(a)           Other Business. Except as set forth in Section 5(b), below, nothing contained herein, or in any other document, instrument or agreement executed in connection with the Bank of America DTC Program shall in any manner or to any extent affect the rights of:

(i) The Program Lender to engage in any other business including, without limitation, offering credit products to Bank of America DTC Program borrowers at any time; provided, however, that the Program Lender shall protect Proprietary Information from unnecessary disclosure; or

(ii) FMC to offer other loan products to potential borrowers or any other person; provided, however, that without the prior written consent of Program Lender, given in Program Lender’s sole and absolute discretion, FMC shall not market to any Bank of America DTC Loan borrower directly, or indirectly through another lender, any private student loan offered by a different lender, pursuant to a promotional scheme that is targeted specifically to Bank of America DTC Loan borrowers whose loans are owned by Program Lender. This restriction does not apply after sale of a loan.

(b)           Exclusivity. This Agreement and the other Bank of America DTC Program documents establish an exclusive arrangement between FMC and Program Lender during the term of this Agreement for the origination, marketing, purchase and sale of Bank of America DTC Loans. During the term of this Agreement, Program Lender and FMC will use and promote the Education Maximizer Mark exclusively in connection with the Bank of America DTC Program. Both parties remain free to promote or deal in other loan products not associated with the Education Maximizer Mark.

6.             Confidential Information: Proprietary Information.

(a)           All information of any kind and description relating to borrowers under Bank of America DTC Loans (and rejected applicants for such loans) and their accounts, whether in paper, electronic, or other form, that is maintained by or on behalf of Program Lender for a business purpose (“Confidential Information”) is made available by the Program Lender and accepted by FMC with the understanding and agreement that such Confidential Information is property valuable to the Program Lender which has been developed through the expenditure of substantial time and money and that the Program Lender desires to retain it in confidence and withhold its availability to others. Under Section 502(e)(l)(C) of the Gramm, Leach, Bliley Act and the regulations thereunder (12 C.F.R. §§ 40.14(a)(3); 216.14(a)(3); 332.14(a)(3); and 573.14(a)(3)), FMC is permitted to receive such Confidential Information as a potential purchaser of loans and/or the arranger of a Securitization Transaction. FMC agrees that, except as required by law and except as is reasonably necessary in connection with any Securitization Transaction, any and all Confidential Information and any information or knowledge which may be imparted through receipt or examination of Confidential Information will not be copied or communicated to any third party or used by FMC or any of its officers, employees, agents or other representatives except for the purposes of this Agreement and the Note Purchase Agreement. FMC will take reasonable precautions to prevent any unauthorized disclosure of Confidential Information. Upon purchase of the Notes in a Securitization Transaction, borrower data for the Notes received as part of the purchase shall become the property of the purchaser, free and clear of the foregoing restrictions; provided, however, that (i) Program Lender shall have the right to own in perpetuity with the purchaser all borrower data obtained up until the time of such sale, and (ii) subject to applicable privacy and other laws affecting disclosure of consumer information, FMC shall cause the purchaser and the Servicer to be obligated to provide a report to Program Lender within 30 days after the close of each calendar quarter, substantially in the form of Exhibit D attached hereto.

The obligations of FMC set forth in this Section 6(a) with respect to confidentiality and use of Confidential Information received from Program Lender prior to purchase of Bank of America DTC Program Loans, and with respect to reporting of deidentified data after purchase of loans shall survive the Termination Date.

(b)           All information relating to the pricing of the Bank of America DTC Program Loans included in the Note Purchase Agreement shall constitute Proprietary Information that has been or will be made available to the Program Lender or any of its Affiliates by FMC or has otherwise been obtained by the Program Lender or any of its Affiliates from FMC. Such Proprietary Information is property valuable to FMC and has been developed through the expenditure of substantial time and money and that FMC desires to retain it in confidence and not to permit its commercial use by others. “Proprietary Information”, at a minimum, shall not include: (i) information that has become generally available to the public other than as a result of a disclosure by or through the Program Lender, (ii) information derived by Program Lender from sources other than activities under or related to this Agreement, (iii) information required by law to be disclosed (but only to the extent such disclosure is legally required) and (iv) underwriting guidelines not developed by FMC. Program Lender will take reasonable precautions to prevent any unauthorized commercial use of Proprietary Information,

(c)           Borrower Privacy. Unless FMC obtains direct authorization from any borrower, it shall not disclose and/or use any of the borrower’s nonpublic personal information obtained under this Agreement for any purpose other than those specifically provided for in this Agreement, nor will it provide such information to any other party, including its Affiliates, except as allowed by law.

7.             Program Manual. FMC has collaborated with TERI to draft and deliver to the Program Lender the Program Manual, which has been reviewed and approved by the Program Lender. Such Program Manual may not be modified in any Lender-related manner during the term of this Agreement without the prior written consent of the Program Lender, which consent shall not be unreasonably withheld. Lender-related modifications to the Program Manual shall mean any change to Bank of America DTC loan terms, borrower eligibility, or any other change that would affect Program Lender’s rights, obligations, responsibilities, or costs.

8.             Securitization Provisions. FMC agrees that:

(a)          Any Offering Materials (as defined in the Note Purchase Agreement) relating to each Securitization Transaction will contain a statement to the effect that: (i) the certificates being offered thereunder do not represent an interest in, or obligation of, the Program Lender or its parent, Bank of America Corporation, (ii) no purchaser of such certificates shall have any recourse to the Program Lender or Bank of America Corporation, (iii) neither the certificates nor the notes evidencing Bank of America DTC Loans supporting such certificates are insured or guaranteed by the Federal Deposit Insurance Corporation or, at the request of or for the account of the Program Lender or Bank of America Corporation, by any other governmental agency, and (iv) the underwriting criteria employed by the Program Lender in originating the Bank of America DTC Loans may be different from those utilized by the Program Lender and its Affiliates in originating student loans under other existing student loan programs;

(b)          FMC shall, or shall cause the applicable SPE to, perform the acts and assume the duties of depositor and manager pursuant to the provisions of the trust or other agreement or instrument under which the certificates or other evidences of indebtedness will be issued in any Securitization Transaction. Under no circumstances shall Program Lender be obligated to perform any such duties. Neither Program Lender nor any of its directors or other representatives shall execute any registration statement filed with the Securities and Exchange Commission in connection with any Securitization Transaction.

(c)          The certificates or other evidences of indebtedness to be issued by FMC and/or any SPEs in Securitization Transactions shall be issued and sold by FMC and/or such SPEs, with or without the assistance of FMC, but in any event without any participation whatsoever on the part of Program Lender except as expressly provided in subparagraph (ii) below. Without limiting the generality of the foregoing, it is expressly acknowledged and agreed by FMC that Program Lender shall not (i) actively participate in any “road shows” or meetings with investors or prospective investors, (ii) prepare, assist in preparing or review any written or oral materials or prospectuses to be provided to investors or potential investors or to be filed with the Securities and Exchange Commission, any state securities commission, any stock exchange or NASDAQ other than excerpts from such documents describing the Program Lender and its procedures drafted expressly for inclusion in such documents, or (iii) otherwise be responsible in any way for soliciting, or assisting FMC or any SPE in soliciting, the purchases of certificates or other evidences of indebtedness to be issued in any Securitization Transaction provided, however, that (i) nothing herein shall prohibit the Program Lender from attending road shows or meetings with investors or prospective investors as a silent observer, and (ii) Program Lender will provide the information required under Article XII of the Note Purchase Agreement.

(d)           Without the prior written consent of Program Lender, which consent shall not be unreasonably withheld, loans originated by any person or entity other than Program Lender will not be included in any Securitization Transaction that includes Bank of America DTC Program Loans, and by proposing that such be included in any Securitization Transaction which will include Bank of America DTC Loans originated by Program Lender, FMC and the applicable SPE shall be deemed to have represented and warranted that such other loans were originated under detailed guidelines approved by TERI. The execution and delivery to Program Lender of a Co-Lender Indemnification Agreement by other participating “Program Lenders” in any Securitization Transaction shall be a condition precedent to any agreement of Program Lender to permit the pooling of TERI-guaranteed loans originated by such other person or entity with Bank of America DTC Loans originated by Program Lender in a Securitization Transaction.

9.            No Assignment. No party may assign its rights or obligations under this Agreement without the prior written consent of the parties hereto; provided, however that:

(a)    Program Lender may assign its rights hereunder to an Affiliate that is a national banking association, state chartered bank or other lender having the legal power and right under applicable law (including, without limitation, the usury laws of the State where it is located) to make Bank of America DTC Loans and to “export” the laws of the State where it is located pursuant to federal law, if TERI agrees to the transfer of the Guaranty Agreement and the Loan Origination Agreement to such Affiliate (which agreement will not be unreasonably withheld). Program Lender shall bear all costs arising out of such assignment, including, without limitation, any costs for legal advice relating to loan compliance and regulation.

(b)   FMC may assign its rights hereunder to a warehouse to hold pooled Bank of America DTC Loans in the period of time between the point at which the Bank of America DTC Loans become Seasoned Loans (as that term is defined in the Note Purchase Agreement) and the date of the Securitization Transaction.

(c)    Any assignment in violation hereof shall be automatically null and void.

10.           Amendment. This Agreement may not be amended nor terms or provisions hereof waived unless such amendment or waiver is in writing and signed by parties hereto.

11.           No Waiver. No delay or failure by any party to exercise any right, power or remedy hereunder shall constitute a waiver thereof by such party, and no single or partial exercise by any party of any right, power or remedy shall preclude other or further exercise thereof or any exercise of any other rights, powers or remedies.

12.           Entire Agreement. This Agreement and the documents and agreements referred to herein embody the entire agreement and understanding among the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof

13.           Notices. All notices given by any party to the others under this Agreement shall be in writing delivered: (a) personally, (b) by facsimile transmission, (c) by overnight courier, prepaid, or (d) by depositing the same in the United States mail, certified, return receipt requested, with postage prepaid, addressed to the party at the address set forth below. Any party may change the address to which notices are to be sent by notice of such change to each other party given as provided herein. Such notices shall be effective on the date received. Notices shall be given as follows:

If to Program Lender:

Tracy J. Grooms
Senior Vice President
Bank of America, N.A.
Mail Code: NC1-002-15-26
Charlotte, NC 28255-0001

With a copy to:

Laura L. Rogers
Assistant General Counsel
Bank of America, N.A.
11th Floor
800 Market Street
St. Louis, MO 63101

If to FMC:

President
The First Marblehead Corporation
34th Floor
800 Boylston Street
Boston, MA 02199-8157

With a copy to:

Legal Department
The First Marblehead Corporation
34th Floor
800 Boylston Street
Boston, MA 02199-8157

14.           Attorneys’ Fees. In the event of a lawsuit or arbitration proceeding arising out of or relating to this Agreement, the prevailing party shall be entitled to recover costs and reasonable attorneys, fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator.

15.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

16.           Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement.

17.           No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the parties, and their permitted successors and assigns, and no other person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement.

18.           Consent to Jurisdiction. SUBJECT TO SECTION 19 BELOW, ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NORTH CAROLINA OR OF THE UNITED STATES FOR THE WESTERN DISTRICT OF NORTH CAROLINA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENT WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.

19.           Dispute Resolution.

(a)         Any controversy or claim between the parties arising from or in connection with this Agreement or the relationship of the parties under this Agreement whether based on contract, tort, common law, equity, statute, regulation, order or otherwise, and whether arising before or after the termination of this Agreement (“Dispute”) shall be resolved as follows:

(i)            Upon written request of either party, the parties will each appoint a designated representative within three (3) Business Days whose task it will be to meet for the purpose of endeavoring to resolve such Dispute.

(ii)           The designated representatives shall meet, beginning within five (5) Business Days after the last representative is appointed, and shall meet as often as the parties reasonably deem necessary to discuss the problem in an effort to resolve the Dispute without the necessity of any formal proceeding.

(iii)          Arbitration proceedings for the resolution of a Dispute under Section 19(b) may not be commenced until the earlier to occur of the following:

(1)           The designated representatives conclude in good faith that amicable resolution through continued negotiation of the matter does not appear likely; or

(2)           The expiration of the thirty (30)-day period immediately following the initial request to negotiate the Dispute.

(b)           Arbitration.           If the provisions of Section 19(a) have been satisfied, but the Dispute has not been resolved, then the Dispute shall be settled pursuant to the following:

(i)            Any controversy or claim between or among the parties arising our of or relating to this Agreement or any agreements or instruments relating hereto or delivered in connection herewith and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association (“AAA”). The arbitrator(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(ii)           No provision of this Section 19(b) shall limit the right of any party to exercise self-help remedies such as setoff, or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of any party to resort to arbitration or reference.

(c)           Permissible Legal Proceedings. Notwithstanding anything contained in Sections 19(a) and (b), (i) a party may institute legal proceedings to seek a temporary restraining order or other temporary or preliminary injunctive relief to prevent immediate and irreparable harm to such party, and for which monetary damages would be inadequate, pending final resolution of the dispute, controversy or claim pursuant to arbitration, and (ii) a party may institute legal proceedings if necessary to preserve a superior position with respect to other creditors. Such conduct shall not constitute a waiver of the right of either party to resort to arbitration to obtain relief other than that specified in this Section 19(c).

20.           Effective Date. This Agreement shall be generally effective as of April 1, 2006 (the “Effective Date”), except that obligations that relate to particular Bank of America DTC Loans shall become effective with respect to Bank of America DTC Loans the applications for which are received by Program Lender (or its processing agent) on or after April 1, 2006; and provided further that this Agreement shall not become effective until all of the following events have occurred:

(a)          The Program Lender and FMC shall have executed and delivered to the other a counterpart of this Agreement;

(b)          The Program Lender and FMC shall have executed and delivered to the other the Note Purchase Agreement; and

(c)           TERI and Program Lender shall have executed and delivered to each other an amendment to the Guaranty Agreement adopting the pricing set forth in Schedule 3.3 attached hereto as Exhibit E.

21.           Public Announcement. All media releases, public announcements and public disclosures by either party, or their representatives, employees or agents, relating to this Agreement or the name or logo of Program Lender, including, without limitation, promotional or marketing material, but not including any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of the releasing party, shall be coordinated with and approved by the other party in writing prior to the release thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE FIRST MARBLEHEAD CORPORATION, a Delaware corporation

By:	/s/ Jack L. Kopnisky
Name:	Jack L. Kopnisky
Title:	Chief Executive Officer

BANK OF AMERICA, N.A.

By:	/s/ Tracy J. Grooms
Name:	Tracy J. Grooms
Title:	Senior Vice President

INDEX TO EXHIBITS

EXHIBIT A           EDUCATION MAXIMIZER LICENSE AGREEMENT

EXHIBIT B            LOAN ORIGINATION AGREEMENT

EXHIBIT C            NOTE PURCHASE AGREEMENT

EXHIBIT D            PERFORMANCE REPORT TEMPLATE

EXHIBIT E            SCHEDULE 3.3 TO GUARANTY AGREEMENT

EXHIBIT A TO UMBRELLA AGREEMENT

EDUCATION MAXIMIZER

LICENSE AGREEMENT

BANK OF AMERICA, N.A.

TO

THE FIRST MARBLEHEAD CORPORATION

This License Agreement (“License”), entered into as of this 1st day of April, 2006, by and between Bank of America, N.A., a national banking association (“Owner”), with a principal place of business in Charlotte, North Carolina, and The First Marblehead Corporation, a Delaware corporation (“User”), with a principal place of business at 800 Boylston Street, Boston, Massachusetts.

RECITALS

Owner is the owner of the service marks listed and depicted on Schedule A attached hereto and incorporated herein and of all goodwill associated therewith (said service marks and associated goodwill being collectively referred to herein as the “Marks”); and

User wishes to license the Marks for use in connection with its business of acting as financial advisor and marketing facilitator of the Bank of America DTC Program (the “Business”) pursuant to that certain Umbrella Agreement by and between Owner and User, dated as of April 1, 2006 (the “Umbrella Agreement”). Capitalized terms used herein without definition have the meaning set forth in the Umbrella Agreement.

NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual promises contained in this License, the parties hereto agree as follows:

1.             GRANT OF LICENSE. Owner grants to User a nonexclusive, nontransferable license to use, display and advertise the Marks solely in connection with the Business.

User’s use of the Marks shall be limited to use in connection with the Bank of America DTC Loan Program. User accepts this license subject to the terms and conditions contained in this License.

2.             OWNERSHIP OF MARKS. (a) User acknowledges that ownership of the Marks is in Owner. User agrees that it will do nothing inconsistent with such ownership. User further agrees to assist owner in recording this License with all appropriate governmental authorities. User shall execute all documents reasonably deemed necessary by Owner or its attorneys to accomplish such recording. User agrees that nothing in this License shall give User any right, title or interest in the Marks other than the right to use the Marks in accordance with this License. User agrees that it will not at any time during the term of this License or after its termination (i) use any mark or other term confusingly similar to the Marks, or (ii) challenge the title of Owner to any of the Marks or challenge the validity of this License.

(b)           User acknowledges that, in order to protect Owner’s rights and good will in the Marks, Owner must supervise and control User’s uses of the Marks. User further acknowledges that Owner maintains high standards for the services provided to its clients at all times. Owner and User agree and acknowledge that the powers granted to Owner herein with respect to review of User’s Business documents, agreements and materials are granted to Owner to enable Owner to ensure that User maintains the quality of services it provides in connection with the Marks at a level commensurate with the quality of the services associated with the Marks and with the quality standards set by Owner for use of the Marks.

3.             QUALITY STANDARDS. User agrees that the nature and quality of all services rendered by User in connection with all of the Marks, all loans originated by User under any of the Marks and all related advertising, promotional and other uses of the Marks by User (together, the “Uses”) shall conform to standards set by Owner under the Umbrella Agreement and the related agreements referred to therein. Owner shall have the right to request, review, and approve or disapprove copies or samples of all written materials, and demonstrations of all other Uses at any time, and shall be entitled to require that User modify any of the Uses to conform to User’s agreements with Owner.

4.             FORM OF USE. User agrees to use the Marks only in the form and manner permitted from time to time by Owner, with all appropriate legends prescribed by Owner. In order to avoid public confusion about the Marks, User further agrees not to use any other trademark or service mark (other than GATE-related marks and TERI-related marks) in combination with any of the Marks without obtaining the prior written consent of Owner. User shall indicate that the Marks are service marks of Owner by using the symbol ™ in connection with all displays of the Marks.

5.             PROHIBITION ON SUBLICENSING. Except pursuant to a permitted assignment of the Umbrella Agreement, User shall not be entitled to sublicense the Marks without Owner’s prior written consent. User shall not permit anyone other than User to use the Marks without Owner’s prior written consent.

6.             BUSINESS DOCUMENTS. Owner shall be entitled to receive and review all printed documents and marketing information and other printed communication provided by User. User agrees that the Business forms it shall use in connection with the Marks shall have the prior written approval of Owner, and that it shall not use any forms on which any of the Marks are placed in connection with the operation of the Business that have not been previously approved by Owner.

7.             INFRINGEMENT PROCEEDINGS. User agrees to notify Owner of any unauthorized use of the Marks by others and of any challenge(s) to User’s use of any of the Marks by any third party promptly as they come to User’s attention. Owner shall have the sole right to bring infringement or unfair competition proceedings involving the Marks, in its sole discretion. User shall reasonably cooperate in all such proceedings.

8.             CONSIDERATION. Consideration for this License is the mutual promises in this License and in the Umbrella Agreement. No royalty shall be paid.

9.             TERM. Except as provided in section 10 hereof, this License shall continue in full force for so long as the Umbrella Agreement remains in force and shall terminate on the same date as the Umbrella Agreement.

10.           EFFECT OF TERMINATION. Upon termination of this License for any reason, User agrees to discontinue all use of the Marks and any term confusingly similar thereto immediately and to cooperate with Owner or its appointed agent to notify the appropriate authorities of the cancellation of this License to the extent the same is recorded; provided, however, use of the Marks in connection with servicing Bank of America DTC loans outstanding at the time of such termination may continue after termination of this License, but all such use shall continue to be subject to the terms of this License, notwithstanding its termination. User agrees that all rights in the Marks and the goodwill connected therewith shall remain the property of Owner.

11.           ASSIGNMENT. All of Owner’s rights hereunder may be assigned, in Owner’s sole and exclusive discretion. User shall not be entitled to assign its rights hereunder without Owner’s prior written consent; provided, however, that User may assign its rights hereunder to a permitted assignee under the Umbrella Agreement.

12.           MISCELLANEOUS. This License shall be interpreted according to the laws of the State of North Carolina. In the event that any part of this License is held to be ineffective or unenforceable, it shall have no effect on the balance of the License, which shall be enforceable according to its terms. This Agreement constitutes the entire agreement between the parties and supersedes any and all prior agreements between the parties with regard to the subject matter addressed herein. No amendment, modification or waiver of any of the provisions of this Agreement shall be valid unless set forth in writing and signed by the parties hereto.

[Balance of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this License as of the date first stated above.

BANK OF AMERICA, N.A., a national banking association

By:	/s/ Tracy J. Grooms
Its:	Senior Vice President
Printed Name:	Tracy J. Grooms

THE FIRST MARBLEHEAD CORPORATION, a Delaware corporation

By:	/s/ Jack L. Kopnisky
Its:	Chief Executive Officer
Printed Name:	Jack L. Kopnisky

Schedule A

Marks

Education Maximize

EXHIBIT B TO UMBRELLA AGREEMENT

[Intentionally omitted; the registrant is not a party to the loan origination agreement]

EXHIBIT C TO UMBRELLA AGREEMENT

[Filed as exhibit 10.2 to the registrant’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2006]

EXHIBIT D TO UMBRELLA AGREEMENT

[Form of template provides for reporting of delinquency aging and number of claims]

EXHIBIT E TO UMBRELLA AGREEMENT

[Intentionally omitted; the registrant is not a party to the guaranty agreement]